                                                                     Exhibit 5.1


                   [Letterhead of Drinker Biddle & Reath LLP]


April 19, 2000

Kulicke and Soffa Industries, Inc.
2101 Blair Mill Road
Willow Grove, PA  19090
RE:  Registration Statement on Form S-3/A (No. 333-30540)

Gentlemen:

          We have acted as counsel to Kulicke and Soffa Industries, Inc., a Pennsylvania corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-3, as amended (the "Registration Statement") under the Securities Act of 1933, as amended, relating to (i) $175,000,000 aggregate principal amount of the Company's 4-3/4% Convertible Subordinated Notes Due December 13, 2006 (the "Notes") issued pursuant to an Indenture dated as of December 13, 1999 (the "Indenture"), between the Company and Chase Manhattan Trust Company, National Association, as Trustee, and (ii) the shares of Common Stock, no par value, of the Company as are issuable upon conversion of the Notes (collectively, the "Conversion Shares").

          For purposes of this opinion, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of the Articles of Incorporation and Bylaws of the Company, each as amended to date, the Indenture, resolutions adopted by the Company's Board of Directors and such other agreements, instruments, documents and records relating to the Company and the issuance of the Notes and the Conversion Shares as we have deemed appropriate. In all such examinations, we have assumed the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all records and other information made available to us by the Company. As to various questions of fact material to our opinion, we have relied on representations of officers of the Company.

          We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States and the law of the Commonwealth of Pennsylvania. With respect to all matters of New York law, we have relied with your approval exclusively upon the opinion of Hughes Hubbard & Reed LLP of even date herewith.

          Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

          1. The Notes have been legally and validly issued and constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency,

Kulicke and Soffa Industries, Inc.
April 19, 2000
Page 2

reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights in general and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and

          2. The Conversion Shares, when and if delivered upon the due conversion of the Notes in accordance with the Indenture and the terms of the Notes, will, when so delivered, be legally and validly issued, fully paid and non-assessable.

          We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement. In giving this consent we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.



                                    Sincerely yours,

                                    /s/ Drinker Biddle & Reath LLP
                                    DRINKER BIDDLE & REATH LLP